Exhibit (g)(i)

SOLICITING DEALER INFORMATION MEMORANDUM

This memorandum is confidential and for the use of Soliciting Dealer Group members only. The contents are not to be reproduced or distributed to the public or the press or in the United States. Securities legislation in all provinces prohibits such distribution. This memorandum should be read in conjunction with the Offer and Circular dated August 20, 2010 and the related Letter of Transmittal and Notice of Guaranteed Delivery, which are deemed to be incorporated by reference herein. The information contained herein, while obtained from public sources which the Dealer Managers believe to be reliable, is not guaranteed by the Dealer Managers as to its accuracy or completeness. All information is as at August 20, 2010. This memorandum is for information purposes only and does not constitute an offer to sell or a solicitation to buy securities referred to herein. Capitalized terms not otherwise defined herein have the meaning ascribed thereto in the Offer and Circular. BHP Billiton Plc and BHP Billiton Limited are together referred to herein as "BHP Billiton". Potash Corporation of Saskatchewan Inc. is referred to herein as "PotashCorp".

Not for Public Distribution **August 20, 2010**

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED
a wholly-owned indirect subsidiary of

bhpbilliton

BHP BILLITON PLC
OFFER TO PURCHASE FOR CASH
all of the outstanding common shares of
POTASH CORPORATION OF SASKATCHEWAN INC.
at a price of U.S.$130.00 for each common share

INTERNAL USE ONLY DO NOT COPY

REASONS TO ACCEPT THE OFFER

Attractive Premium Offered to PotashCorp Shareholders: The offer price of U.S.$130.00 represents an attractive premium of 20% to the closing price of PotashCorp's shares on the NYSE on August 11, 2010, the day prior to BHP Billiton's first approach to PotashCorp, and a premium of 32% and 33% to the volume weighted average trading prices of PotashCorp's shares on the NYSE for the 30-trading day and the 60-trading day periods ended on the same date, respectively.

Fully Funded All-Cash Offer: The consideration under the Offer is all-cash, providing PotashCorp shareholders ("Shareholders") with immediate liquidity and certainty of value regarding PotashCorp's growth potential in the face of volatile equity markets. The Offer is not subject to any financing condition or BHP Billiton shareholder approval.

Benefits to Canada: BHP Billiton is committed to being a strong corporate citizen in Saskatchewan, New Brunswick and Canada and is prepared to make appropriate undertakings as part of its submission to Investment Canada. Amongst these is BHP Billiton's intention to establish a global potash business in Canada, to base the President and management of the Canadian potash operations in Saskatchewan, and to maintain current levels of employment at PotashCorp's Saskatchewan and New Brunswick operations for the foreseeable future. BHP Billiton intends to continue PotashCorp's planned and previously announced capital programs as well as continue to progress its plans to develop its Jansen greenfield potash project.

BHP Billiton Believes that Necessary Regulatory Approvals will be Received: BHP Billiton believes that the consummation of the Offer would be of net benefit to Canada.

EXPIRY OF THE OFFER

The Offer is open for acceptance until 11:59 p.m. (Eastern time) on October 19, 2010, or such later date or dates as may be fixed by the Offeror (the "Expiry Time") unless the Offer is withdrawn.

DEALER MANAGERS FOR THE OFFER

In Canada:		*In the United States:*	
TD Securities Inc.	416-308-2670	**J.P. Morgan Securities Inc.**	877-576-5599
J.P. Morgan Securities Canada Inc.	416-981-9249	**TD Securities (USA) LLC**	212-827-6979

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SUMMARY OF THE OFFER

The following is a summary of certain provisions of the Offer and Circular and is qualified entirely by the detailed provisions contained in those documents.

OFFER: On August 20, 2010, BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-

owned indirect subsidiary of BHP Billiton Plc, made an offer to purchase, at a purchase price of

U.S.$130.00 in cash per share without interest and less any required withholding taxes, on and subject to the terms and conditions of the Offer, all of the issued and outstanding common shares of PotashCorp together with any associated rights issued and outstanding under the shareholder rights plan of PotashCorp (together, the “Shares”), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time.

OFFER PRICE: U.S.$130.00 per Share in cash.

EXPIRY TIME: The Offer is open for acceptance until 11:59 p.m. (Eastern time) on October 19, 2010, or such later date or dates as may be fixed by the Offeror, unless the Offer is withdrawn.

ACCEPTANCE: A Shareholder wishing to accept the Offer must deliver to the Depositary or the U.S. Forwarding

Agent, at any office(s) of the Depositary or the U.S. Forwarding Agent specified in the Letter of

Transmittal, the certificate(s) representing such Shareholder’s Shares, together with a properly completed and executed Letter of Transmittal (printed on yellow paper), or a manually signed facsimile thereof, and all other required documents specified in the Letter of Transmittal at or prior to the Expiry Time. The Letter of Transmittal that accompanies the Offer contains detailed instructions. See “Manner of Acceptance — Letter of Transmittal” in Section 3 of the Offer.

Alternatively, Shareholders may accept the Offer by following the procedures for book-entry transfer of Shares described under “Manner of Acceptance — Acceptance by Book-Entry

Transfer” in Section 3 of the Offer.

If a Shareholder wishes to deposit Shares under the Offer but the certificates representing such

Shareholder’s Shares are not immediately available, such Shareholder cannot complete the procedure for book-entry transfer of the Shares on a timely basis or cannot provide the certificates and all other required documents to the Depositary or U.S. Forwarding Agent at or prior to the

Expiry Time, such Shareholder may nevertheless validly deposit the Shares under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of

Guaranteed Delivery (printed on pink paper). See “Manner of Acceptance — Procedure for

Guaranteed Delivery” in Section 3 of the Offer.

No fee or commission will be payable by any Shareholder who transmits such Shareholder’s

Shares directly to the Depositary or the U.S. Forwarding Agent or who makes use of the facilities of a Dealer Manager or a Soliciting Dealer to accept the Offer. However, a broker or nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the

Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

CONDITIONS: The Offer is conditional upon, among other things, there being validly deposited or tendered pursuant to the Offer and not withdrawn at the Expiry Time such number of Shares that, together with any Shares owned by the Offeror and its affiliates, represent more than 50% of the Shares

(calculated on a fully-diluted basis). The Offer is also subject to the condition that certain regulatory approvals will have been obtained and/or waiting periods expired. The Offeror’s current intention is to extend the Offer as may be required for such approvals to be obtained and/or waiting periods to expire, although it is not obligated to do so. The Offer is also conditional upon the PotashCorp Board of Directors waiving the application of the Shareholder

Rights Plan or the Offeror determining the Shareholder Rights Plan and the SRP Rights have been cease-traded or invalidated. See “Conditions of the Offer” in Section 4 of the Offer for all of the

Summary of the Offer (Cont'd)	
The following is a summary of certain provisions of the Offer and Circular and is qualified entirely by the detailed provisions contained in those documents.	
Conditions: (Continued)	conditions of the Offer. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found under "Regulatory Matters" in Section 14 of the Circular. The Offer is not subject to any financing condition.
Income Tax Considerations:	In general, the sale of Shares pursuant to the Offer will be a taxable disposition for Canadian and United States federal income tax purposes and will give rise to tax consequences to a depositing Shareholder. Resident Canadian and United States Shareholders should refer to "Material Canadian Federal Income Tax Considerations" in Section 17 of the Circular and to "Material U.S. Federal Income Tax Considerations" in Section 18 of the Circular for a general summary. Shareholders are encouraged to seek independent tax advice regarding the Canadian and United States federal income tax consequences of depositing Shares under the Offer.
Solicitation Fees:	The Offeror has agreed to pay any member of the Soliciting Dealer Group (including the Dealer Managers in Canada) properly identified in the Letter of Transmittal a solicitation fee of Cdn.$0.25 per Share deposited by or on behalf of a beneficial owner of Shares resident in Canada and taken up and paid for by the Offeror under the Offer. A minimum fee of Cdn.$75.00 and a maximum fee of Cdn.$1,500.00 will be paid in respect of any one beneficial owner, provided that the minimum fee of Cdn.$75.00 shall only be payable in respect of Shares deposited by a single beneficial owner where the number of Shares deposited is equal to or greater than 100. For greater certainty, no solicitation fee will be paid if the Offer is withdrawn or terminated and no Shares are taken up thereunder. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum fee will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of Shares in respect of which a fee is claimed. The Offeror will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial owner of Shares. If more than one Soliciting Dealer requests payment in respect of any single beneficial owner, no fee will be payable by the Offeror except upon the written direction of all such Soliciting Dealers. The Offeror will be entitled to request evidence of beneficial ownership satisfactory to it to assist it in the calculation of the payment of fees hereunder. No solicitation fees will be payable with respect to Shares owned by any of the Soliciting Dealers or any of the Dealer Managers for their own account or Shares tendered by employees, officers and directors, and former officers and directors of PotashCorp and its subsidiaries or persons related to or controlled by such persons. When a single beneficial owner deposits Shares, all such Shares shall be aggregated in determining whether the maximum applies. Except as set forth above, the Offeror will not pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.
Depositary:	Computershare Investor Services Inc. is acting as Depositary and Computershare Trust Company, N.A. is acting as U.S. Forwarding Agent under the Offer.
Information Agents:	Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc.
Dealer Managers:	*In Canada:* TD Securities Inc., J.P. Morgan Securities Canada Inc. *In the U.S.:* J.P. Morgan Securities Inc., TD Securities (USA) LLC

INTERNAL USE ONLY DO NOT COPY

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OVERVIEW BHP Billiton (ASX:BHP/LSE:BLT/NYSE:BHP and BBL/JSE:BIL)

?? BHP Billiton is the world’s largest diversified natural resources company with approximately 41,000 employees working in more than 100 operations in 25 countries.

?? BHP Billiton has significant positions in commodities such as aluminium, energy coal and metallurgical coal, copper, manganese, iron ore, uranium, nickel, silver and titanium minerals. It also has substantial interests in oil, gas, liquefied natural gas and diamonds.

?? For the financial year ended June 30, 2009, BHP Billiton generated revenue of U.S.$50.2 billion, attributable profit (excluding exceptional items) of U.S.$10.7 billion and net operating cash flow of U.S.$18.9 billion.

?? BHP Billiton has a market capitalization of approximately U.S.$188 billion (as at August 16, 2010).

PotashCorp (TSX:POT/NYSE:POT)

?? PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company and the largest producer of potash worldwide by capacity. PotashCorp employs approximately 5,000 people.

?? In 2009, PotashCorp estimated its potash operations represented 11% of global production and 20% of global potash capacity. PotashCorp owns and operates five potash mines in Saskatchewan and one in New Brunswick. PotashCorp also holds mineral rights at the Esterhazy mine in Saskatchewan where potash is produced under a mining and processing agreement with a third party.

?? PotashCorp also has significant phosphate and nitrogen operations in several locations in the United States and in Trinidad.

?? For the year ended December 31, 2009, PotashCorp had audited consolidated revenues of U.S.$3,977 million, EBITDA of U.S.$1,504 million and profit before taxation of U.S.$1,071 million.

Reasons to Accept the Offer

Attractive Premium Offered to PotashCorp Shareholders

BHP Billiton's U.S.$130.00 all-cash offer represents the following premiums based on trading on the NYSE:

Offer Premium to:	Price / Share	Premium
Closing price of PotashCorp common shares on Aug. 11, 2010[1]	U.S.$108.20	20%
30-trading day volume-weighted average trading price for the period ended Aug. 11, 2010[1]	U.S.$98.34	32%
60-trading day volume-weighted average trading price for the period ended Aug. 11, 2010[1]	U.S.$97.86	33%

(1) August 11, 2010 was the day prior to BHP Billiton's first approach to PotashCorp.

Fully Funded All-Cash Offer

The consideration under the Offer is all-cash, providing Shareholders with immediate liquidity and certainty of value regarding PotashCorp's growth potential in the face of volatile equity markets.

BHP Billiton has arranged a new multi-currency term and revolving facility agreement entered into for the purpose, among other things, of meeting the funding requirements of the transaction.

Benefits to Canada

BHP Billiton is committed to being a strong corporate citizen in Saskatchewan, New Brunswick and Canada and, in that regard, is prepared to make appropriate undertakings as part of its submission to Investment Canada. Amongst these is BHP Billiton's intention to establish a global potash business in Canada and to base the President and management of the Canadian potash operations in Saskatchewan.

BHP Billiton plans to maintain current levels of employment at PotashCorp's Saskatchewan and New Brunswick operations for the foreseeable future. BHP Billiton also intends to identify and propose a Canadian nominee to stand for election to the BHP Billiton Board.

BHP Billiton recognizes the significant and unique capabilities of PotashCorp's businesses and its employees and is firmly committed to ensuring that PotashCorp's businesses continue to play leading roles in the global fertilizer industry. Towards this end, BHP Billiton intends to continue PotashCorp's planned and previously announced capital programs. In addition, BHP Billiton will continue to progress its plans to develop its Jansen greenfield potash project.

BHP Billiton is committed to strong community relations and intends to bring PotashCorp's spending commitments on community programs in line with BHP Billiton's global commitment levels. BHP Billiton's policy is to spend 1 per cent of Profit Before Tax, on a 3 year rolling average basis, on community programs.

BHP Billiton has had business interests in Canada for almost 40 years, the most significant of which has been EKATI in the Northwest Territories - one of the world's premier diamond mines. BHP Billiton has invested approximately U.S.$5 billion in Canada since EKATI began production in 1998. In recent years, BHP Billiton has acquired exploration rights in the Saskatchewan potash basin.

BHP Billiton Believes that Necessary Regulatory Approvals will be Received

BHP Billiton believes that the consummation of the Offer would be of net benefit to Canada. A detailed summary of the principal regulatory approvals required in connection with the Offer can be found under "Regulatory Matters" in Section 14 of the Circular.

INTERNAL USE ONLY DO NOT COPY

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HOW SHAREHOLDERS CAN ACCEPT THE OFFER

PotashCorp Shareholders wishing to accept the Offer must deposit, at or before the Expiry Time, certificates representing their Shares with a Letter of Transmittal (or facsimile thereof) or a Notice of Guaranteed Delivery properly completed and executed, at the office of the Depositary.

The Depositary for the Offer is:
COMPUTERSHARE INVESTOR SERVICES INC.

By Mail
P.O. Box 7021
31 Adelaide St. E.
Toronto, Ontario M5C 3H2
Attention: Corporate Actions

By Registered Mail, Courier, or by Hand
100 University Avenue
9th Floor
Toronto, Ontario M5J 2Y1
Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253
Overseas: 1-514-982-7555
E-mail: corporateactions@computershare.com

The U.S. Forwarding Agent for the Offer is:
COMPUTERSHARE TRUST COMPANY, N.A.

By Mail
Attention: Corp Act CPU Canada
P.O. Box 43011
Providence, RI 02940-3014

By Hand or by Courier
Attention: Corp Act CPU Canada
250 Royall Street
Canton, MA 02021

The Dealer Managers for the Offer are:

In Canada

TD SECURITIES INC.
66 Wellington Street West
TD Bank Tower, 9th Floor
Toronto, Ontario M5K 1A2
Telephone: 416-308-2670

J.P. MORGAN SECURITIES CANADA INC.
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto, Ontario M5J 2J2
Telephone: 416-981-9249

In the United States

J.P. MORGAN SECURITIES INC.
383 Madison Avenue
New York, New York 10179
Telephone: 877-576-5599

TD SECURITIES (USA) LLC
31 West 52nd Street, 20th Floor
New York, New York 10019
Telephone: 212-827-6979

The Information Agents for the Offer are:

KINGSDALE SHAREHOLDER SERVICES INC.
The Exchange Tower
130 King Street West, Suite 2950
Toronto, Ontario M5X 1E2

Toll Free: 1-866-851-3215 (English or French)
Email: contactus@kingsdaleshareholder.com
Facsimile : 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect :
416-867-2272

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016

Email: potash@mackenziepartners.com
Telephone: 212-929-5500 (Call Collect)
Toll-Free : 800-322-2885 (English)
Toll-Free: 888-410-7850 (French)

Any questions and requests for assistance may be directed by Shareholders to the Depositary, the Dealer Managers or the Information Agents at their respective telephone numbers and locations set out above. Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

INTERNAL USE ONLY DO NOT COPY

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